For Immediate Release

Media Contact:

Michael Sitrick

(US+) 1-310-788-2850 or mike_sitrick@sitrick.com

Analyst Contact:

Nate Franke, Chief Financial Officer

(US+) 1-714-430-6500 or nate.franke@resources-us.com

Resources Connection, Inc., Announces Promotion of Tony Cherbak to CEO Effective May 28, 2013; Don Murray Remains Executive Chairman

IRVINE, Calif., April 24, 2013 – Resources Connection, Inc. (NASDAQ: RECN), today announced the promotion of Tony Cherbak to chief executive officer, effective May 28, 2013. Don Murray, current CEO and executive chairman, will remain the Company’s executive chairman. Resources Connection, Inc., is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – accomplished professionals in accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Murray said that the appointment of Cherbak as chief executive officer was part of the Company’s internal succession plan.

“Tony has demonstrated throughout his RGP tenure that he has the right management, leadership and operational skills to further grow the Company and take it forward,” Murray said. “The Board of Directors and I have every confidence that Tony will maintain RGP’s culture and client-service focus, and continue to enhance shareholder value. As executive chairman, I will focus on client relations and will work closely with Tony on growth strategies.”

Cherbak joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte, Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the partner in charge of the Orange County assurance practice. Cherbak was named RGP’s president and chief operating officer in August 2009, having held the positions of executive vice president of operations from July 2005 to August 2009 and president of international operations from November 2008 to August 2009.

Cherbak also serves as president and a director of Resources Connection, Inc., positions he has held since August 2009.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 2,900 professionals, annually serving approximately 1,900 clients around the world from 75 practice offices.

Headquartered in Irvine, California, RGP has served 86 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.resourcesglobal.com.